Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171; 703-674-5500; Fax 703-674-5506
E-mail: IR@steelcloud.com

For investor or marketing information contact: Tim Clemensen at 212.843.9337, tclemensen@rubensteinir.com
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces Fiscal 2008 Results

Herndon, VA—January 28, 2009--SteelCloud, Inc. (Nasdaq: SCLD), a leading integrator of network-centric, embedded computing and server appliances today announced financial results for its 2008 fiscal year which ended on October 31, 2008.  Annual revenues for fiscal 2008 were approximately $19.0 million compared to $23.3 million in fiscal 2007.  The annual net loss for fiscal 2008 was $2.7 million compared to a net loss of $1.9 million in fiscal 2007.  Fourth quarter fiscal 2008 revenues were approximately $2.3 million with a net loss of $1.2 million or $.08 per share.

“Our fourth quarter and annual results reflect the impact of the overall current economic environment,” said Brian Hajost, SteelCloud’s newly appointed President and CEO.  “Recognizing the realities of the new economy, we have already begun to implement a plan for SteelCloud to reduce expenditures to weather this downturn, while at the same time focusing on sales and strategic opportunities that will ultimately revitalize the Company.  As you would expect, this plan may take a couple of quarters; however, if executed carefully, we believe we will exit the downturn a stronger, leaner, more profitable company.”

Fiscal 2008 Highlights:

•	Cash & cash equivalents were approximately $752,000 on October 31, 2008

•	Working capital at October 31, 2008 was approximately $1.7 million

•	Annual operating costs decreased $1.1 million or 15%

•	Professional services revenues increased 42%

•	Released a DoD-specific hardened version our Blackberry Enterprise Server appliance

•	Established our joint venture operation in the Middle East for marketing SteelWorks Mobile to RIM’s most promising emerging markets

NASDAQ Rule 4350(b)(1)(B) Disclosure

SteelCloud further announced, that accordance with Nasdaq requirements, that the report of SteelCloud’s independent registered public accounting firm, with respect to the Company’s financial statements for the year ended October 31, 2008, includes a qualification as to the Company’s ability to continue as a going concern.  “We will execute our fiscal 2009 business plan within the framework of reduced operating expenses,” said Kevin M. Murphy, SteelCloud’s Chief Financial Officer.  “Despite the cost reductions, we have positioned ourselves to address new business and strategic opportunities while prudently managing our liquidity.  Therefore, a top priority will be to execute a plan to raise additional equity in the coming months.  We are working diligently to steer the Company through these challenging times.”

Quarterly Conference Call

The Company will hold a conference call at 10:00 AM EDT on Thursday, January 29, 2009, to discuss the fourth quarter results.  Mr. Hajost will host the call. For investors interested in listening to the earnings call, please dial 866-939-3921, or international calls dial 678-302-3550 and reference SteelCloud.  A recording of the earnings call will be available until 11:59 PM ET, February 9, 2009, and will be accessible by dialing 866-211-4755 (USA) or 404-835-7050 (International) and keying in 3053483#.  Press 4 to listen, enter confirmation:  2009012046078##.

About the Company

SteelCloud is a developer and manufacturer of compliance based technology solutions.  SteelCloud designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users.  For both the government and commercial markets SteelCloud delivers integration services and software focused on risk management and network management solutions.   SteelCloud’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.  Over its 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  SteelCloud can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the reports the Company files with the Securities and Exchange Commission, including but not limited to its annual reports on Form 10-K; its quarterly reports on Forms 10-Q; and any current reports on Form 8K. SteelCloud undertakes no obligation to update or correct forward-looking statements.

STEELCLOUD, INC.
CONSOLIDATED BALANCE SHEETS

	OCTOBER 31,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,622,654	$752,351
Accounts receivable, net of allowance for doubtful accounts of $40,000 and $36,000 as of October 31, 2007 and 2008, respectively	2,625,372	1,571,673
Inventory, net	1,178,395	521,920
Prepaid expenses and other current assets	255,924	130,446
Deferred contract costs	83,753	-
Total current assets	6,766,098	2,976,390

Property and equipment, net	802,288	626,440
Equipment on lease, net	323,904	442,099
Other assets	44,053	7,020
Total assets	$7,936,343	$4,051,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,789,329	$718,316
Accrued expenses	1,158,641	561,009
Notes payable, current portion	12,842	7,538
Unearned revenue	98,255	8,882
Total current liabilities	3,059,067	1,295,745
Notes payable, long-term portion	15,442	7,903
Other	154,520	132,055
Total long-term liabilities	169,962	139,958
Stockholders’ equity: Preferred stock, $.001 par value; 2,000,000 shares authorized, 0 and 0 shares issued and outstanding at October 31, 2007 and 2008, respectively	-	-
Common stock, $.001 par value; 50,000,000 shares authorized 14,716,934 and 15,138,376 shares issued at October 31, 2007 and 2008, respectively	14,717	15,138
Additional paid-in capital	50,234,099	50,902,172
Treasury stock, 400,000 shares at October 31, 2007 and 2008, respectively	(3,432,500)	(3,432,500)
Accumulated deficit	(42,109,002)	(44,868,564)
Total stockholders’ equity	4,707,314	2,616,246
Total liabilities and stockholders’ equity	$7,936,343	$4,051,949

STEELCLOUD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEARS ENDED OCTOBER 31,
	2007	2008

Products	$21,421,129	$16,333,600
Services	1,894,551	2,685,296
Net revenues	23,315,680	19,018,896

Products	17,064,855	13,764,101
Services	1,305,604	2,159,753
Costs of revenues	18,370,459	15,923,854

Gross profit	4,945,221	3,095,042

Selling and marketing	1,614,817	1,259,416
General and administrative	4,315,254	3,901,499
Research and product development	661,550	702,231
Severance and restructuring	317,548	-

Loss from operations	(1,963,948)	(2,768,104)

Other income (expense):
Interest income	46,458	26,912
Interest expense	(27,105)	(18,370)

Net loss attributable to common stockholders	$(1,944,595)	$(2,759,562)

Loss per share, basic and diluted:
Net loss per share	$(0.14)	$(0.19)